FIRST ALLONGE AND AMENDMENT TO 4.5% SUBORDINATED
                   CONVERTIBLE DEBENTURE (ORIGINALLY) DUE 2003

Issuer:  Palomar Medical Technologies, Inc.
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Purchaser:  Banque SCS Alliance S.A.
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Date of Original Debenture:  on or about July 3, 1996
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Original Principal Amount:  SF 3,000,000
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Original Due Date:  2003
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1.   This First Allonge and Amendment  shall be and remain attached to and shall constitute an integral part of the above-described Debenture ("Debenture") issued pursuant to the original Indenture dated as of June 24, 1996 ("Indenture"), as amended by the Second Supplemental Indenture dated as of April 21, 1999 (the "Second Supplemental Indenture"). Terms capitalized but not otherwise defined herein shall have the meaning given to them in the Second Supplemental Indenture and in the Indenture.

2.   The Debenture is hereby amended in the following particulars:

     (a)  The  Debenture  is  hereby  amended  by the  deletion  of the  section
          captioned   "Redemption  at  the  Option  of  the  Company,"  and  the
          substitution of the following in lieu thereof:

                               Debentures Redeemable.
                               ---------------------

               The Debentures may be redeemed by the Company, as a whole or from time to time in part, at any time, if the Nasdaq closing price per share of Company stock (or, if the Company is listed or quoted over the counter or on an exchange in the United States other than Nasdaq, the closing price on such exchange) on the date of notice of redemption is (a) $5.00 or less (subject to equitable adjustments for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events), the Debentures may be redeemed by the Company, in whole or in part, in cash and at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date fixed for redemption; or (b) over $5.00 (subject to equitable adjustments for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events), the Debentures may be redeemed by the Company, in whole or in part, in cash and at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date fixed for redemption (i) provided that in such case the Company shall pay to each debentureholder an additional amount equal to the profit each debentureholder would have realized had it converted its Debentures into Company stock at a price of $5.00 per share and sold said stock on the business day prior to that set for redemption, and (ii) provided further that said payment shall in no event exceed the amount of $1.50 per share.

               Notwithstanding the provisions of Section 3. 1 (a) and (b) set forth above, within thirty (30) business days after consummation of the sale by Palomar of its majority-owned subsidiary, Star Medical Technologies, Inc. ("Star"), or the sale of all or substantially all of the assets held by Star, Palomar shall redeem in cash, without premium, Debentures in the principal amount of SF 6,000,000 plus accrued and unpaid interest to the date fixed for redemption. (The Company's redemption of Debentures having a face value of 1,375,000 Swiss francs, per paragraph 2 of the Settlement Agreement dated April 21, 1999, shall be counted towards the face value SF 6,000,000 redemption.)

               Should the Company or any of its wholly owned subsidiaries decide to sell or pledge or convey any other assets (other than sales or pledges or conveyances of inventory or accounts receivable in the ordinary course of business), or make any loans or advances, having an aggregate value over any twelve (12) month period of $2,500,000 or above, it will, prior to doing so, inform the Trustee and Paying Agent and agree upon an additional redemption of Debentures, in cash and at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date fixed for redemption. (Only transactions having a value of over $25,000 will be counted towards the aggregate.) The amount of said redemption shall be negotiated by the Company and the Debentureholders in good faith and shall be based on the consideration received by the Company for assets pledged, conveyed, or sold, or the amount of any loan. Furthermore, the terms "loan" and "advance" as used in this Section 3.1 shall not be deemed to include any investments listed in Section 5.9 (i) through
          (v) of the Indenture.

     (b) The Debenture is hereby amended by the deletion of the section captioned "Sinking Fund" and the substitution of the following in lieu thereof:

                      Dates and Amounts of Sinking Fund Payments.
                      ------------------------------------------

               As and for a mandatory sinking fund, the Company covenants and agrees that it shall pay to the Trustee, not less than one Business Day on or before each of September 30, 2000, December 31, 2000, March 31, 2001 and June 30, 2001 (each a "Sinking Fund Payment Date") an amount of money equal to 25% of the aggregate amount of Debentures outstanding on September 30, 2000 at 100% of their principal amount with accrued and unpaid interest thereon to the applicable Sinking Fund Payment Date.

          The cash amount of any sinking fund payment shall be subject to reduction as provided in Section 3.6(b). The Trustee shall apply cash sinking fund payments to the redemption of Debentures on the applicable Sinking Fund Payment Date. In no event shall the Company's Sinking Fund payments exceed 100% of the aggregate principal amount of the Debentures then outstanding plus accrued and unpaid interest thereon.

               In lieu of making all or any part of any mandatory sinking fund payment in cash, the Company may at its option deliver to the Trustee any Debentures theretofore acquired by the Company or redeemed by the Company after September 30, 2000 (other than pursuant to this Section 3.6) and the principal amount of such Debentures shall be credited against the principal amount portion of the mandatory sinking fund payment (and the interest portion shall be reduced as well, provided that the Company shall receive credit for any such Debenture only once).

     (c) The Debenture is hereby amended by the deletion of the first paragraph of the section captioned "Right of Debentureholders to Convert Debenture into Common Stock" and the substitution of the following in lieu thereof:

               The Debentures may be converted by Holders, in whole or in part, from time to time, commencing ninety days following the Initial Closing Date and on or before the close of the business on June 29, 2001, or the date of redemption (or if that day is not a Business Day, on the preceding Business Day), at any time on at least five days' written notice to the Company (except that at least eight days' written notice will be required prior to any date for early redemption of which the Company has given notice pursuant to Section 3.2, and at least forty-five days written notice will be required prior to any Sinking Fund Payment Date) at the conversion prices described herein (except that, in respect of any Debenture or Debentures, or portion thereof, called for redemption before such date pursuant to Article Three hereof, such right shall terminate at the close of business on the date fixed for such redemption unless the Company shall default in payment due upon redemption thereof). The Holders may exercise said right to convert, subject to the terms and provisions of this Article IV, the principal amount of any such Debenture or Debentures, or portion thereof as hereinafter provided, into (a) such whole number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (the "Debenture Conversion Shares") as determined by dividing (y) the principal amount of Debentures to be converted by (z) the Holder Conversion Price, (b) an amount of money payable in Swiss Francs equal to the accrued and unpaid interest thereon to the date of conversion, and (c) an amount of money equal to the value of the fractional share remainder, if any, resulting from the calculation described in clause (a) above, to be paid in Swiss Francs based on the Holder Conversion Price per share.

     (d) The Debenture is hereby amended by the deletion of the definition of "Stock Price Factor" from the section captioned "Right of Debentureholders to Convert Debentures into Common Stock" and the substitution of the following in lieu thereof:

               "Stock Price Factor" means a factor, to be calculated by the Company with respect to each December 15, February 15, April 15, June 15, August 15, and October 15 (each a "Reset Date"), and to be applicable in the two full calendar months following the Reset Date, and equal to the average daily Nasdaq closing price per Share (or, if the Company is listed or quoted on an exchange in the United States other than Nasdaq, the closing price on such exchange), for the thirty trading days immediately preceding the applicable Reset Date; provided that in no event shall the Stock Price Factor be less than U.S. $5.00 (as adjusted, if required, as provided in Section 4.5), regardless of the actual Stock Price Factor otherwise determined.

     (e) The Debenture is hereby amended by the deletion of the section captioned "Right of Company to Convert Debentures into Common Stock of Company."

     (f) The Debenture is hereby amended by the substitution of the words "Indenture, as amended by the Second Supplemental Indenture" for the word "Indenture" in the section captioned "Event of Default."

     (g) The Debenture is hereby amended by the deletion of the words from "At the option of the Company . . ." to "product so achieved by 75%" in the section captioned "Right to Require Repurchase."

     (h) The Debenture is hereby amended by the deletion of the section captioned "Indentures and Debentures to be Construed in Accordance with the laws of State of New York" and the substitution of the following in lieu thereof:

               The Indenture and each Debenture shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of law.

3. Except as expressly amended by the Second Supplemental Indenture, the Indenture dated as of June 24, 1996 (the "Indenture") is hereby ratified, confirmed and approved.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has caused this First Allonge and Amendment to be executed by its duly authorized officer on this ____ day of April, 1999.

                                             PALOMAR MEDICAL TECHNOLOGIES, INC.


                                             By:    /S/ LOUIS P. VALENTE
                                                -------------------------------
                                                Name:   Louis P. Valente
                                                Title:  Chief Executive Officer
                                                        and President

ATTEST:

By:  /S/  SARAH BURGESS REED
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     Assistant Secretary